GSV, INC.
191 Post Road
Westport, Connecticut 06880

April 16, 2009

Brooks Station Holdings, Inc.
c/o Cavallo Capital Corp.
660 Madison Avenue
New York, New York 10021

Re:                 Waiver of Default and Amendment of Promissory Note and Security Agreement

Dear Sirs:

Brooks Station Holdings, Inc. (“Brooks Station”) holds an Amended and Restated Promissory Note issued by GSV, Inc. (the “Company”) dated October 17, 2008, as amended, in the principal amount of $150,000 (the “Note”).  The Note bears interest at the rate of 8% per annum and is secured by a first priority security interest in all assets of the Company pursuant to a Security Agreement between the Company and Brooks Station dated as of July 21, 2003.  By agreement dated October 17, 2008, the Note was amended to extend its maturity date to March 1, 2009 (the “Old Maturity Date”).

Contemporaneously with the execution of this letter agreement, the Company is paying Brooks Station $10,000.00, all of which is to be applied against the principal balance of the Note.  Brooks Station hereby acknowledges receipt of such payment.  As of March 1, 2009, there was $15,878. of accrued and unpaid interest on the Note.

Brooks Station and the Company now wish to amend and restate the Note to (i) reduce the principal amount of the Note to one hundred forty  thousand dollars ($140,000) and (ii) extend the maturity date of the Note to September 1, 2009, all as set forth in the form of the Second Amended and Restated Promissory Note in the form of Exhibit A hereto (the “New Note”).

Now therefore, the parties hereto hereby agree that:

1.           Amendment of Promissory Note. The Note is hereby amended and restated as set forth in the New Note, which New Note shall in all respects replace and supersede the existing terms and conditions of the Note and shall be executed and delivered by the Company to Brooks Station contemporaneously with this letter agreement.

2.           Waiver of Default. Brooks Station hereby waives any claim against the Company or its assets arising from the Company’s failure to pay the principal and accrued interest on the Note on the Old Maturity Date or thereafter through the date of this letter agreement.

Brooks Station Holdings, Inc.
April 16, 2008

3.           Amendment of Security Agreement.  Brooks Station and the Company hereby agree that each reference to the Promissory Note (the “Original Note”) in the Security Agreement between Brooks Station and the Company dated as of July 21, 2003 (the “Security Agreement”) shall be deemed to be a reference to the New Note, as defined in this letter agreement, and that the first priority security interest of Brooks Station in the assets of the Company created by the Security Agreement shall be uninterrupted by the substitution of the Note for the Original Note and the New Note for the Note.

4.           Miscellaneous.

(i)           Except as herein amended, the Note and the Security Agreement shall each remain in full force and effect.  This letter agreement may not be amended, revised, terminated or waived except by an instrument in writing signed and delivered by the party to be charged therewith.

(ii)           This letter agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

(iii)           This letter agreement shall be construed and governed by the laws of the State of New York, applicable to agreements made and to be performed entirely therein.

If you are in agreement with the foregoing, please sign below and return the original to the Company, keeping a copy for your files.

Sincerely,

GSV, INC.

By:	/s/ Gilad Gat
Name: Gilad Gat
Title: Chief Executive Officer and President

Acknowledged and agreed:

BROOKS STATION HOLDINGS, INC.

By:           /s/ Idan Moskovich
Name: Idan Moskovich
Title: President